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                                                              Exhibit 99.B(j)(1)

[DECHERT LLP LETTERHEAD]


March 31, 2005


ING Partners, Inc.
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034


Re:   ING Partners, Inc.
      (File Nos. 333-32575; 811-8319)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 20 to the Registration Statement of ING Partners, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert LLP